Exhibit 99

FOR RELEASE AT 8:00 A.M.	For further information
TUESDAY APRIL 22, 2003	Media Contact: Jay Fredericksen
904-357-9106
Investor Contact: Parag Bhansali
904-357-9155

Rayonier Reports First Quarter 2003 Earnings

JACKSONVILLE, FL, APRIL 22, 2003—Rayonier (NYSE:RYN) today reported first quarter net income of $6.1 million, or 22 cents per share, compared to $12.9 million, or 46 cents per share, in fourth quarter 2002 and $9.4 million, or 33 cents per share, in first quarter 2002.

Lee Nutter, Chairman, President and CEO said: “Although first quarter results were negatively impacted by unusually high energy and hardwood costs in our Performance Fibers business, we are seeing a significant increase in demand for our cellulose specialty products and improving prices for absorbent materials as worldwide inventories tighten. While timber markets remain soft, our land sales program continues to generate strong results.”

First quarter income was below fourth quarter primarily due to the impact of limited hardwood fiber availability that constrained production and sales of high value cellulose specialties, higher energy costs and lower absorbent materials prices. These variances were partially offset by lower interest expense and the absence of fourth quarter’s $2.7 million increase in disposition reserves. Results were below first quarter 2002 largely due to higher performance fibers’ hardwood and energy costs and lower Southeast U.S. timber and lumber prices, somewhat offset by reduced interest expense.

Sales of $266 million were $20 million below fourth quarter primarily due to unfavorable performance fibers’ sales mix, lower absorbent materials prices and reduced trading activity partially offset by higher cellulose specialties prices. Sales were comparable to first quarter 2002.

Cash provided by operating activities decreased to $39 million from $49 million in the fourth quarter and $62 million in first quarter 2002, primarily due to higher working capital requirements, a $9.4 million pension fund contribution and lower operating earnings. These items also caused free cash flow to decline to $13 million compared to $23 million in the fourth quarter and $36 million in first quarter 2002. EBITDA was $65 million, a decrease of $12 million and $9 million from fourth and first quarter 2002, respectively, mainly due to lower operating results. (EBITDA and free cash flow are non-GAAP measures defined in Exhibit A.)

Debt at quarter-end of $628 million was $26 million and $202 million below year-end 2002 and first quarter 2002, respectively. The debt-to-capital ratio of 47.0 percent reflects a decline of 0.9 and 6.5 percentage points from year-end 2002 and first quarter 2002, respectively.

Performance Fibers

Sales of $129 million were $5.1 million below fourth quarter primarily due to lower cellulose specialties volume and absorbent materials prices, partially offset by higher cellulose specialties prices. Cellulose specialties volume declined from a seasonally strong fourth quarter due to weather related limited hardwood supply and an extended maintenance shutdown at the Fernandina Mill. Lower sales, coupled with higher manufacturing costs, resulted in an operating loss of $1.2 million compared to fourth quarter operating income of $6.7 million. Compared to first quarter 2002, sales were essentially unchanged while operating income decreased $8 million, primarily due to increased hardwood and energy costs, and lower cellulose specialties volume and absorbent materials prices, partially offset by higher cellulose specialties prices.

Timber and Land

Sales of $61 million and operating income of $26 million were $2.4 million and $4.2 million below fourth quarter, respectively. Sales declined mainly due to reduced U.S. timber prices and seasonally lower New Zealand volume, partially offset by higher Northwest U.S. volume and New Zealand timber prices. Operating income declined primarily due to a seasonal reduction in hunting lease income. Compared to first quarter 2002, sales were unchanged, reflecting lower land sales and Southeast U.S. timber prices, essentially offset by increased U.S. timber volume and New Zealand timber prices. Operating income compared to first quarter 2002 declined $3.5 million, mainly due to lower U.S. timber prices and unfavorable balance sheet foreign exchange translation, partially offset by higher U.S. timber volume and New Zealand timber prices.

Wood Products

Sales of $30 million and an operating loss of $3.2 million were comparable to fourth quarter levels. Higher lumber prices were offset by increased manufacturing costs at MDF mainly due to the appreciation of the New Zealand dollar. Compared to first quarter 2002, sales declined $4 million while the operating loss increased $2.4 million. Sales declined primarily due to lower lumber prices while operating income was also impacted by the higher MDF manufacturing costs.

Other Operations

Wood products’ trading revenue of $47 million declined $13 million compared to fourth quarter while operating results improved $1.3 million to break-even, mainly due to improved margins. Compared to first quarter 2002, sales were essentially unchanged while operating results improved $1.6 million due to favorable margins.

Other Items

Corporate expenses of $5 million were $1.8 million below fourth quarter primarily due to a re-audit of 2001 and 2000 financial statements and a fourth quarter contribution to the Rayonier Foundation. Corporate expenses were $1.4 million below first quarter 2002 primarily due to lower incentive compensation expenses.

Intersegment eliminations and other income of $2.8 million was $2 million below fourth quarter largely due to reduced intercompany trading activity and the unfavorable impact of balance sheet foreign exchange translation. A favorable variance compared to first quarter 2002 of $2.4 million was primarily due to positive balance sheet foreign exchange translation and intersegment eliminations.

Interest expense of $12 million was $4.7 million and $3.1 million below fourth quarter and first quarter 2002, respectively. The favorable variance compared to fourth quarter was due to year-end tax deficiency interest charges and lower debt, while the variance compared to first quarter 2002 was due to reduced debt.

Interest and miscellaneous income of $1.1 million was slightly higher than both fourth and first quarter 2002 primarily due to $0.8 million of interest income relating to a pre-1994 tax audit settlement.

An income tax provision of $1.8 million compared unfavorably to a benefit of $1.8 million in the fourth quarter resulting from $4 million in tax benefits associated with a 10 percent appreciation in the New Zealand dollar and previously recognized foreign losses. The effective tax rate of 22.3% was lower than the first quarter 2002 rate of 28.4% mainly due to favorable tax audit negotiations.

Outlook

“Second quarter results are expected to be significantly better than first quarter primarily due to the April 14 closing of the previously announced $40 million (80 cents per share) Matanzas Marsh land sale,” Nutter said. “But we also expect stronger results from Performance Fibers as product mix, volume and absorbent materials prices improve.”

Rayonier has more than 2 million acres of timber and land in the U.S. and New Zealand and is the world’s premier supplier of high performance specialty cellulose fibers. Approximately 40 percent of Rayonier’s sales are outside the U.S. to customers in more than 50 countries.

Comments about anticipated demand, expenses and earnings are forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The following important factors, among others, could cause actual results to differ materially from those expressed in the forward-looking statements: changes in global market trends and world events; interest rate and currency movements; changes in capital markets and the resulting impact on returns on the company’s pension plan assets and on certain stock-based incentive plans; fluctuations in demand for cellulose specialties, absorbent materials, timber, and wood products; adverse weather conditions; changes in production costs for wood products and performance fibers, particularly for raw materials such as wood, energy and chemicals; unexpected delays in the closing of land sale transactions; and implementation or revision of governmental policies and regulations affecting the environment, import and export controls and taxes.

For additional factors that could impact future results, please see the company’s most recent Form 10-K on file with the Securities and Exchange Commission.

A conference call will be held on Tuesday, April 22 at 4:15 p.m. EDT to discuss these results. Interested parties are invited to listen to the live webcast by logging onto www.rayonier.com and following the link. Supplemental materials will be available at the website. A replay will be available on the site shortly after the call where it will be archived for one month. Also, investors may access the “listen only” conference call by dialing 913-981-5584.

For further information, visit the company’s web site at www.rayonier.com. Complimentary copies of Rayonier press releases and other financial documents are also available by mail or fax by calling 1-800-RYN-7611.

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RAYONIER

FINANCIAL HIGHLIGHTS *

MARCH 31, 2003 (unaudited)

(millions of dollars, except per share information)

	Three Months Ended
	March 31, 2003	December 31, 2002	March 31, 2002
Profitability
Sales	$265.9	$286.3	$268.7
Operating income	$19.2	$27.3	$27.7
Income from continuing operations	$6.1	$12.8	$9.0
Discontinued operations	$—	$0.1	$0.4
Net income (after disc. ops)	$6.1	$12.9	$9.4
Diluted earnings per share:
Continuing operations	$0.22	$0.46	$0.32
Net income (after disc. ops)	$0.22	$0.46	$0.33
Operating income as a percent of sales	7.2%	9.5%	10.3%
ROE (annualized) (a)	2.4%	6.5%	3.3%

Capital Resources and Liquidity
Cash provided by operating activities	$39.4	$48.9	$61.7
EBITDA (b)	$64.8	$76.5	$73.9
Free cash flow (c)	$13.4	$22.9	$35.6
Repayment of debt, net	$25.8	$88.3	$35.8
Debt	$627.5	$653.1	$829.1
Net debt (d)	$627.5	$639.1	$808.6
Net debt / capital	47.0%	47.4%	52.9%

(a)	From continuing operations; major land sales are not annualized.
(b)	EBITDA is defined as earnings from continuing operations before interest expense, income taxes, depreciation, depletion, amortization and the non-cash cost of land sales. EBITDA is a non-GAAP measure of gross cash generating capacity of the company.
(c)	Free Cash Flow is defined as cash provided by operating activities of continuing operations less net custodial capital spending, dividends at prior year level and the tax benefit on the exercise of stock options. Free cash flow is a non-GAAP measure of discretionary cash available to shareholders or to grow earnings.
(d)	Net debt is defined as debt less cash invested and intended for debt reduction of $0, $14.0 and $20.5, at 3/31/03, 12/31/02, and 3/31/02, respectively. Net debt is a non-GAAP measure of anticipated debt levels.

* Prior period amounts were reclassified to reflect the New Zealand East Coast operations as discontinued operations.

-A-

RAYONIER

CONDENSED STATEMENTS OF CONSOLIDATED INCOME *

MARCH 31, 2003 (unaudited)

(millions of dollars, except per share information)

	Three Months Ended
	March 31, 2003	December 31, 2002	March 31, 2002
Sales	$265.9	$286.3	$268.7

Costs and expenses
Cost of sales	238.3	251.0	229.0
Selling and general expenses	10.0	12.2	11.4
Other operating expense (income)	(1.6)	(6.9)	0.6
Provision for dispositions	—	2.7	—

Operating income	19.2	27.3	27.7
Interest expense	(12.4)	(17.1)	(15.5)
Interest and miscellaneous
income (expense), net	1.1	0.8	0.4

Income from continuing operations before income taxes	7.9	11.0	12.6
Income tax (expense) benefit	(1.8)	1.8	(3.6)

Income from continuing operations	$6.1	$12.8	$9.0
Discontinued operations, net	—	0.1	0.4

Net income	$6.1	$12.9	$9.4

Net income per Common Share
Basic EPS
From continuing operations	$0.22	$0.46	$0.33

Net income (after disc. ops)	$0.22	$0.47	$0.34

Diluted EPS
From continuing operations	$0.22	$0.46	$0.32

Net income (after disc. ops)	$0.22	$0.46	$0.33

Weighted average Common Shares used for determining
Basic EPS	27,780,859	27,717,458	27,526,125

Diluted EPS	28,135,659	28,076,363	28,085,833

*	Prior period amounts were reclassified to reflect the New Zealand East Coast operations as discontinued operations.

-B-

RAYONIER

BUSINESS SEGMENT SALES AND OPERATING INCOME *

MARCH 31, 2003 (unaudited)

(millions of dollars)

	Three Months Ended
	March 31, 2003	December 31, 2002	March 31, 2002
Sales
Performance Fibers
Cellulose specialties	$87.1	$100.3	$90.6
Absorbent materials	41.4	33.3	38.7

Total Performance Fibers	128.5	133.6	129.3

Timber and Land
Timber	45.8	48.3	42.3
Land	15.4	15.3	19.1

Total Timber and Land	61.2	63.6	61.4

Wood Products	30.0	30.6	34.0
Other Operations	46.5	59.3	47.6
Intersegment eliminations	(0.3)	(0.8)	(3.6)

Total sales	$265.9	$286.3	$268.7

Operating income (loss)
Performance Fibers	$(1.2)	$6.7	$6.8
Timber and Land
Timber	17.0	20.6	20.7
Land	8.8	9.4	8.6

Total Timber and Land	25.8	30.0	29.3
Wood Products	(3.2)	(3.4)	(0.8)
Other Operations	—	(1.3)	(1.6)
Provision for dispositions	—	(2.7)	—
Corporate	(5.0)	(6.8)	(6.4)
Intersegment eliminations and other (Including Corporate FX)	2.8	4.8	0.4

Total operating income	$19.2	$27.3	$27.7

*	Prior period amounts were reclassified to reflect the New Zealand East Coast operations as discontinued operations.

-C-

RAYONIER

CONDENSED CONSOLIDATED BALANCE SHEET AND STATEMENTS OF CASH FLOWS *

MARCH 31, 2003 (unaudited)

(millions of dollars)

CONDENSED CONSOLIDATED BALANCE SHEET

	March 31, 2003	December 31, 2002
Assets
Current assets	$215.5	$228.8
Timber, timberlands and logging roads, net of depletion and amortization	1,009.1	1,023.2
Property, plant and equipment	1,394.8	1,387.4
Less accumulated depreciation	865.8	846.3

	529.0	541.1

Other assets	93.3	94.1

	$1,846.9	$1,887.2

Liabilities and Shareholders’ Equity
Current liabilities	$163.3	$171.8
Deferred income taxes	121.3	110.2
Long-term debt	618.9	649.6
Non-current reserves for dispositions and discontinued operations	146.0	146.3
Other non-current liabilities	90.8	99.6
Shareholders’ equity	706.6	709.7

	$1,846.9	$1,887.2

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
	Three Months Ended March 31,
	2003	2002
Cash provided by operating activities:
Income from continuing operations	$6.1	$9.0
Depreciation, depletion, amortization and non-cash cost of land sales	44.5	45.9
Other non-cash items included in income	1.3	0.3
Changes in working capital and other assets and liabilities	(12.5)	6.5

	39.4	61.7

Cash used for investing activities:

Capital expenditures, net of sales and retirements	(18.2)	(16.0)

Cash used for financing activities:
Repayment of debt, net	(25.8)	(35.8)
Dividends paid, shares issued, net	(9.9)	(1.5)

	(35.7)	(37.3)

Cash provided by discontinued operations	—	0.5

Cash and cash equivalents:
(Decrease) increase in cash and cash equivalents	(14.5)	8.9
Balance, beginning of year	18.9	14.1

Balance, end of period	$4.4	$23.0

*	Prior period amounts were reclassified to reflect the New Zealand East Coast operations as discontinued operations.

-D-

RAYONIER

SELECTED SUPPLEMENTAL FINANCIAL DATA*

MARCH 31, 2003 (unaudited)

(millions of dollars)

	Three Months Ended
	March 31, 2003	December 31, 2002	March 31, 2002
Geographical Data (Non-U.S.)
Sales
New Zealand	$18.5	$29.2	$19.8
Other	4.6	7.9	13.3

Total	$23.1	$37.1	$33.1

Operating income (loss)
New Zealand	$1.5	$5.4	$(0.6)
Other	(0.4)	1.1	(1.4)

Total	$1.1	$6.5	$(2.0)

Timber
Sales
Northwest U.S.	$20.3	$17.8	$17.3
Southeast U.S.	21.6	21.6	22.7
New Zealand	3.9	8.9	2.3

Total	$45.8	$48.3	$42.3

Operating income (loss)
Northwest U.S.	$12.6	$12.1	$12.9
Southeast U.S.	4.5	7.6	7.8
New Zealand	(0.1)	0.9	—

Total	$17.0	$20.6	$20.7

EBITDA
Performance Fibers	$17.5	$28.7	$25.1
Timber and Land	48.5	51.7	53.6
Wood Products	(0.3)	—	2.3
Other Operations	0.2	0.2	(1.1)
Corporate and other	(1.1)	(4.1)	(6.0)

Total	$64.8	$76.5	$73.9

*	Prior period amounts were reclassified to reflect the New Zealand East Coast operations as discontinued operations.

-E-

RAYONIER

SELECTED OPERATING INFORMATION*

MARCH 31, 2003 (unaudited)

	Three Months Ended
	March 31, 2003	December 31, 2002	March 31, 2002
Performance Fibers
Sales Volume
Cellulose specialties, in thousands of metric tons	99	116	104
Absorbent materials, in thousands of metric tons	78	60	70
Production as a percent of capacity	97.7%	99.9%	96.3%
Timber and Land
Sales volume—Timber
Northwest U.S., in millions of board feet	77	66	70
Southeast U.S., in thousands of short green tons	1,366	1,284	1,241
New Zealand, in thousands of metric tons	111	273	121
Timber sales volume—Intercompany
Northwest U.S., in millions of board feet	—	2	15
Southeast U.S., in thousands of short green tons	3	16	5
New Zealand, in thousands of metric tons	19	21	13
Acres sold	19,708	6,704	18,900
Wood Products
Lumber sales volume, in millions of board feet	71	73	79
Medium-density fiberboard sales volume, in thousands of cubic meters	41	46	36

*	Prior period amounts were reclassified to reflect the New Zealand East Coast operations as discontinued operations.

-F-

RAYONIER

RECONCILIATION OF NON-GAAP MEASURES*

MARCH 31, 2003 (unaudited)

(millions of dollars)

	Three Months Ended
	March 31, 2003	December 31, 2002	March 31, 2002
EBITDA
Cash provided by operating activities of continuing operations	$39.4	$48.9	$61.7
Income tax expense (benefit)	1.8	(1.8)	3.6
Interest expense	12.4	17.1	15.5
Working capital increases (decreases)	4.0	4.1	(3.0)
Other balance sheet changes	7.2	8.2	(3.9)

EBITDA	$64.8	$76.5	$73.9

Free cash flow
Cash provided by operating activities of continuing operations	$39.4	$48.9	$61.7
Custodial capital spending, net	(16.0)	(16.0)	(14.9)
Dividends at prior year level	(10.0)	(10.0)	(9.9)
Tax benefit on exercise of stock options	—	—	(1.3)

Free cash flow	$13.4	$22.9	$35.6

Net Debt
Debt	$627.5	$653.1	$829.1
Cash intended to pay down debt	—	(14.0)	(20.5)

Net Debt	$627.5	$639.1	$808.6

*	Prior period amounts were reclassified to reflect the New Zealand East Coast operations as discontinued operations.

-G-